                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                               Apache Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                                 [APACHE LOGO]

                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                                                                  March 28, 1997

FELLOW SHAREHOLDERS:

     You are cordially invited to attend the annual meeting of shareholders of Apache Corporation to be held on Thursday, May 1, 1997, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas.

     At the annual meeting, shareholders will be asked to vote upon the election of five directors to the board of directors and approval of the 1996 Share Price Appreciation Plan, and to transact any other business that may properly come before the meeting. In addition to the scheduled items of business, management will present a brief report to shareholders on the Company's results and direction. I hope you will be able to attend.

     Whether or not you plan to be present at the annual meeting, please be sure to date, sign and promptly return the enclosed proxy card or voting instruction card, using the postage-paid business reply envelope provided, to ensure that your shares will be voted in accordance with your wishes.


                                      /s/ RAYMOND PLANK
                                          RAYMOND PLANK
                                          Chairman of the Board
                                            and Chief Executive Officer

                               APACHE CORPORATION
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

TO THE SHAREHOLDERS OF APACHE CORPORATION:

     The 1997 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 1, 1997, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

          1. To elect four directors to serve until the annual meeting of shareholders in 2000 and one director to serve until the annual meeting of shareholders in 1999;

          2. To approve the 1996 Share Price Appreciation Plan; and

          3. To transact any other business that may properly come before the meeting or any adjournment thereof.

     The board of directors of the Company has fixed the close of business on March 13, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of record of the Company's common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. The Company's stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes pertaining to the annual meeting, during normal business hours for a period of ten days prior to the meeting.

     You are cordially invited to attend the annual meeting. Whether or not you expect to attend in person, you are urged to promptly sign, date and mail the enclosed proxy card so that your shares may be represented and voted at the annual meeting. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement.

                                          By order of the Board of Directors

                                          APACHE CORPORATION

                                          /s/ C. L. Peper
                                          C. L. PEPER
                                          Corporate Secretary

Houston, Texas
March 28, 1997

                               APACHE CORPORATION
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                                                                  March 28, 1997

                                PROXY STATEMENT

     This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the board of directors of Apache Corporation (the "Company"), a Delaware corporation, to be used at the 1997 annual meeting of shareholders and at any adjournment or postponement thereof. This proxy statement and the accompanying form of proxy were first mailed to the holders of the Company's common stock, par value $1.25 per share, on or about March 28, 1997.

                           PURPOSE OF ANNUAL MEETING

     Shareholders of the Company are scheduled to take action on the following items at the annual meeting:

          1. The election of four directors to serve until the annual meeting in 2000 and one director to serve until the annual meeting in 1999;

          2. To approve the 1996 Share Price Appreciation Plan; and

          3. The transaction of any other business that may properly come before the meeting or any adjournment thereof.

     As of the date of this proxy statement, the Company is not aware of any business to come before the annual meeting other than the election of directors and approval of the 1996 Share Price Appreciation Plan.

                            QUORUM AND VOTING RIGHTS

     The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of the Company's common stock is necessary to constitute a quorum at the annual meeting. The record date for determination of shareholders entitled to notice of and to vote at the annual meeting is the close of business on March 13, 1997. As of the record date, there were 90,238,772 shares of common stock issued and outstanding. Holders of shares of common stock are entitled to one vote per share at the annual meeting and are not allowed to cumulate votes in the election of directors. In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors.

     All shares of the Company's common stock represented by properly executed proxies will be voted in accordance with the instructions indicated unless the proxies have been previously revoked. Proxies on which no voting instructions are indicated will be voted FOR the election of the nominees for directors, FOR the approval of the 1996 Share Price Appreciation Plan, and in the best judgment of the proxy holders on any other matter that may properly come before the annual meeting. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares of common stock will not be considered present and entitled to vote with respect to that matter. If a shareholder indicates on a proxy card that such shareholder abstains from voting with respect to approval of the 1996 Share Price Appreciation Plan, those shares will be considered as present and entitled to vote with respect to that matter, and abstention will have the effect of a vote against approval of the 1996 Share Price Appreciation Plan.

                             REVOCABILITY OF PROXY

     Shareholders have the unconditional right to revoke their proxies at any time prior to the voting of their proxies at the annual meeting by (i) filing a written revocation with the corporate secretary of the Company at the address set forth above, (ii) giving a duly executed proxy bearing a later date, or
(iii) attending the annual meeting and voting in person. Attendance by shareholders at the annual meeting will not of itself revoke their proxies.

                            SOLICITATION OF PROXIES

     Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company's common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies from brokers, bank nominees and other institutional holders for a fee not to exceed $10,000, plus expenses. All costs of the solicitation will be borne by the Company.

                             ELECTION OF DIRECTORS
                         (PROPOSAL NO. 1 ON PROXY CARD)

     The Company's bylaws provide that the board of directors shall consist of a minimum of seven and a maximum of 13 directors. The Company's certificate of incorporation provides that, as nearly as numerically possible, one-third of the directors shall be elected at each annual meeting of shareholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors. The affirmative vote of the holders of a plurality of the shares of common stock present, in person or represented by proxy, and entitled to vote at the annual meeting is required to elect directors to the board of directors.

     The present terms of directors Frederick M. Bohen, Virgil B. Day, Stanley
K. Hathaway, George D. Lawrence Jr. and Joseph A. Rice will expire at the 1997 annual meeting. Mr. Day, who has served as a director of the Company since 1974, has chosen not to stand for re-election at the 1997 annual meeting.

     Each of Messrs. Bohen, Hathaway, Lawrence and Rice has been recommended by the Company's nominating committee and nominated by the board of directors for election by the shareholders to an additional three-year term. If elected, each will serve commencing upon his election and qualification until the annual meeting of shareholders in May 2000. In addition, Mr. A. D. Frazier, Jr. has been nominated for a term of two years and, if elected, will serve commencing upon his election and qualification until the annual meeting of shareholders in May 1999. The two-year term for Mr. Frazier has been recommended rather than three years in order to comply with the provision of the Company's certificate of incorporation requiring that, as nearly as numerically possible, one-third of the directors be elected at each annual meeting.

     There are currently 13 directors on the Company's board of directors and, if all of the nominees are elected at the 1997 annual meeting, the board will continue to have 13 members. Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than five nominees. The board of directors knows of no proposed nominee for director who is unwilling or unable to serve.

                         INFORMATION ABOUT NOMINEES FOR
                             ELECTION AS DIRECTORS

     Certain biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                              DIRECTOR
                                                               SINCE
                                                              --------
FREDERICK M. BOHEN, 59, has been executive vice president       1981
  and chief operating officer of The Rockefeller University
  since 1990. He was senior vice president of Brown
  University from 1983 to 1990, and served as vice president of finance and operations at the University of Minnesota
  from 1981 to 1983. Mr. Bohen was with the U.S. Department
  of Health, Education and Welfare as assistant secretary
  for management and budget from 1977 to 1981. He is a
  director of the College Construction Loan Insurance
  Association (Connie Lee), a director of Oppenheimer and
  Company, and a director of the Mexico Equity Income Fund,
  Inc. Mr. Bohen is chairman of the management development
  and compensation committee and chairman of the stock
  option plan committee.

A. D. FRAZIER, JR., 52, has been executive vice president         --
  and a director of INVESCO PLC, an independent global
  investment management group, since November 1996. He was
  chief operating officer of the Atlanta Olympic Games
  Committee from March 1991 to October 1996, and served as
  executive vice president, North American Banking Group, of
  First Chicago Corporation and First National Bank of
  Chicago from 1985 to 1991. Mr. Frazier is also a director
  of Magellan Health Services, Inc., and a trustee of
  Georgia State University Foundation.

STANLEY K. HATHAWAY, 72, has been a senior partner in the       1977
  law firm of Hathaway, Speight, Kunz & Trautwein since
  1976. From June through October 1975, he served as the
  U.S. Secretary of the Interior, and was Governor of the
  State of Wyoming from 1967 to 1975. Mr. Hathaway is
  chairman of the audit committee.

GEORGE D. LAWRENCE JR., 46, is a private investor, and          1996
  joined the Company's board of directors in May 1996.
  Formerly, he was president, chief executive officer and a
  director of The Phoenix Resource Companies, Inc. from 1990 until May 1996, when Phoenix became a wholly-owned
  subsidiary of the Company. Mr. Lawrence is a member of the executive committee and the nominating committee.

JOSEPH A. RICE, 72, retired in 1988 as chairman of the          1989
  board, chief executive officer and a director of Irving
  Trust Company and Irving Bank Corporation, having served
  in those capacities since 1984. Mr. Rice served as
  president, chief operating officer and a director of those organizations from 1975 to 1984. He is also a director of
  Avon Products, Inc. Mr. Rice is a member of the management development and compensation committee and the stock
  option plan committee.

                               INFORMATION ABOUT
                              CONTINUING DIRECTORS

     Certain biographical information, including principal occupation and business experience during the last five years, for each member of the board of directors whose term is not expiring at the 1997 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                              DIRECTOR    TERM
                                                               SINCE     EXPIRES
                                                              --------   -------
G. STEVEN FARRIS, 49, has been president and chief operating    1994      1999
  officer of the Company since May 1994, and was elected to
  the Company's board of directors in December 1994. He was
  senior vice president of the Company from 1991 to 1994,
  and vice president -- exploration and production of the
  Company from 1988 to 1991. Prior to that, Mr. Farris was
  vice president of finance and acquisitions for Terra
  Resources, Inc., a Tulsa, Oklahoma oil and gas company,
  from 1983 to 1988, and executive vice president for Robert
  W. Berry, Inc., a Tulsa, Oklahoma oil and gas company,
  from 1978 to 1983.
RANDOLPH M. FERLIC, 60, retired in December 1993 from his       1986      1999
  practice as a thoracic and cardiovascular surgeon. He is
  the founder of Surgical Services of the Great Plains,
  P.C., and served as its president from 1974 to 1991. Dr.
  Ferlic is a member of the audit committee, the executive
  committee, and the nominating committee.
EUGENE C. FIEDOREK, 65, has been the managing director of       1988      1998
  EnCap Investments L.C., a Dallas, Texas energy investment
  banking firm, since 1988. Mr. Fiedorek was the managing
  director of the Energy Banking Group of First RepublicBank
  Corp. in Dallas, Texas from 1978 to 1987. He is a director of Energy Capital Investment Company, a U.S. oil and gas
  investment firm listed on the London Stock Exchange. Mr.
  Fiedorek is a member of the audit committee.
W. BROOKS FIELDS, 78, is retired. From 1984 until 1990, he      1973      1998
  was president and chief executive officer of Minnesota
  Racetrack, Inc., also known as Canterbury Downs, a
  racetrack development company, and from 1968 to 1990, was
  chairman of the board of Scottland, Inc., a real estate
  development company. From 1955 until 1984, Mr. Fields was
  the executive vice president and a director of Burdick
  Grain Company, a grain merchandising company. He is a
  member of the audit committee, the executive committee and the nominating committee.
ROBERT V. GISSELBECK, 73, is the founder of Gisselbeck &        1982      1999
  Associates, a real estate development company in Naples,
  Florida, and has served as its president since 1960. Mr.
  Gisselbeck is a member of the audit committee.
JOHN A. KOCUR, 69, is engaged in the private practice of        1977      1999
  law. He served as vice chairman of the Company's board of
  directors from 1988 until 1991. Mr. Kocur was employed by
  the Company from 1969 until his retirement in 1991, and
  served as the Company's president from 1979 until 1988. He is chairman of the executive committee, chairman of the
  nominating committee, and a member of the management
  development and compensation committee.
MARY RALPH LOWE, 50, has been president and chief executive     1996      1998
  officer of Maralo, Inc., a Houston, Texas independent oil
  and gas exploration and production company and ranching
  operation, since 1988 and a member of its board of
  directors since 1975. Ms. Lowe is a member of the audit
  committee and the nominating committee.
RAYMOND PLANK, 74, has been chairman of the board of            1954      1998
  directors and chief executive officer of the Company since
  1979, and served as the Company's president from 1954
  until 1979. Mr. Plank is a member of the executive
  committee and the nominating committee.

               INFORMATION WITH RESPECT TO STANDING COMMITTEES OF
                      THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors held seven meetings during 1996. The board of directors has an audit committee, a management development and compensation committee, a stock option plan committee, an executive committee, and a nominating committee. Actions taken by these committees are reported to the board of directors at the next board meeting. Each of the Company's directors attended at least 75 percent of all meetings of the board of directors and of all committees of which they were members, except Mr. Gisselbeck who attended 67 percent and Ms. Lowe who attended 71 percent of all such meetings.

     The audit committee members are Stanley K. Hathaway, chairman, Randolph M. Ferlic, Eugene C. Fiedorek, W. Brooks Fields, Robert V. Gisselbeck and Mary Ralph Lowe. The audit committee reviews with the independent accountants and internal auditors of the Company their respective audit and review programs and procedures, and the scope and results of their audits. It also examines professional services provided by the Company's independent accountants and evaluates their costs and related fees. Additionally, the audit committee reviews the Company's financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the board of directors concerning the Company's independent accountants and their engagement or discharge. During the last fiscal year there were five meetings of the audit committee.

     The management development and compensation committee members are Frederick
M. Bohen, chairman, Virgil B. Day, John A. Kocur and Joseph A. Rice. The committee reviews the Company's management resources and structure, and administers the Company's compensation programs and retirement, stock purchase and similar plans. The committee held five meetings during 1996.

     In February 1996, the board of directors established a stock option plan committee and elected as members Frederick M. Bohen, chairman, and Joseph A. Rice. The duties of the stock option plan committee include the grant and administration of options under the Company's stock option plans. The committee met five times during 1996.

     The executive committee members are John A. Kocur, chairman, Randolph M. Ferlic, W. Brooks Fields, George D. Lawrence Jr. and Raymond Plank. The executive committee is vested with the authority to exercise the full power of the board of directors, within the policies established by the board of directors, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, it may be vested with specific power and authority by resolution of the board of directors. During the last fiscal year there were two meetings of the executive committee.

     The nominating committee members are John A. Kocur, chairman, Randolph M. Ferlic, W. Brooks Fields, George D. Lawrence Jr., Mary Ralph Lowe and Raymond Plank. The duties of the nominating committee include recommending to the board of directors the slate of director nominees submitted to the shareholders for election at the annual meeting, and proposing qualified candidates to fill vacancies on the board of directors without regard to race, sex, age, religion or physical disability. The nominating committee met twice during 1996.

     Shareholders wishing to recommend candidates for consideration by the nominating committee should forward written recommendations, together with appropriate biographical information and details of qualifications, to the corporate secretary of the Company. In order to be considered, recommendations must be received by the deadline for submitting shareholder proposals set forth under the heading "Shareholder Proposals."

                             DIRECTOR COMPENSATION

     Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. Non-employee directors were paid an annual retainer of $20,000, plus $1,000 for each board of directors or committee meeting attended during 1996, together with reimbursement of expenses incurred in attending meetings. Non-employee directors receive an annual retainer of $2,000 for each committee of which they are members. In addition, the chairmen of each committee receive $4,000 annually for chairing their respective committees.

     Non-employee directors are eligible to participate in the Apache Corporation Director's Deferred Compensation Plan under which they can elect to defer receipt of all or any portion of their retainers or meeting fees. Deferred amounts are maintained in separate accounts and are credited interest equal to the Company's rate of return on its short-term marketable securities. Amounts are paid out upon the director's retirement in two lump sums or ratably over ten years. One director elected to defer a portion of his fees during 1996.

     An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the management development and compensation committee and pays retired non-employee directors benefits equal to two-thirds of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director's death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director's surviving spouse until the earlier of the termination of the payment period or the death of the surviving spouse. There were no benefits paid under this plan during 1996.

     The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the management development and compensation committee. Each non-employee director will be awarded 1,000 restricted shares of the Company's common stock every five years, beginning July 1, 1994. The shares vest at a rate of 200 shares annually, with unvested shares forfeited upon resignation or retirement from the board. Awards are made from treasury stock and are automatic and non-discretionary. New directors will receive 1,000-share awards on the July 1 next succeeding their election to the board. All shares awarded under the plan have full dividend and voting rights. The plan expires July 1, 2009, with a maximum of 50,000 shares that may be awarded during the term of the plan. On July 1, 1994, the first restricted stock award of 1,000 shares of the Company's common stock was made to each of the Company's non-employee directors, pursuant to terms of the plan. On July 1, 1996, an award of 1,000 shares were made to each of the two non-employee directors who joined the Company's board of directors in May 1996.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth, as of February 28, 1997, the beneficial ownership of each director or nominee for director of the Company, the chief executive officer, the four other most highly compensated executive officers, and all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.

                                                                  AMOUNT AND
                                                                    NATURE              PERCENT OF
                                                                 OF BENEFICIAL             CLASS
 TITLE OF CLASS              NAME OF BENEFICIAL OWNER            OWNERSHIP(1)           OUTSTANDING
 --------------              ------------------------            ------------           -----------
Common Stock, par
  value $1.25      Frederick M. Bohen..........................        3,661(2)            *
                   Virgil B. Day...............................      135,669(2)(3)         *
                   G. Steven Farris............................      114,264(4)(5)         *
                   Randolph M. Ferlic..........................      226,300(2)(6)         *
                   Eugene C. Fiedorek..........................        4,000(2)            *
                   W. Brooks Fields............................       27,329(2)(7)         *
                   A. D. Frazier, Jr...........................            0               *
                   Robert V. Gisselbeck........................       40,143(2)            *
                   Stanley K. Hathaway.........................        7,256(2)            *
                   John A. Kocur...............................       40,130(2)(8)         *
                   George D. Lawrence Jr.......................      277,490(2)(9)         *
                   Mary Ralph Lowe.............................        8,400(2)            *
                   Raymond Plank...............................      243,265(4)(5)         *
                   Joseph A. Rice..............................        5,000(2)            *
                   H. Craig Clark..............................       25,632(4)(5)         *
                   Mark A. Jackson.............................       60,723(4)(5)         *
                   Floyd R. Price..............................       29,970(4)(5)         *
                   All directors, nominees, and executive
                   officers as a group (including the above
                   named persons)..............................    1,423,554(4)(5)         1.58

---------------

 *  Represents less than one percent of the outstanding shares.

(1) All ownership is sole and direct unless otherwise noted. Inclusion of any shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2) Includes 1,000 shares of restricted stock awarded under the Company's equity compensation plan for non-employee directors.

(3) Includes 1,100 shares owned by Mrs. Day.

(4) Includes the following shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr.
    Farris -- 42,250; Mr. Plank -- 58,750; Mr. Clark -- 19,500; Mr.
    Jackson -- 51,050; Mr. Price -- 23,625; and all directors and executive officers as a group -- 277,725.

(5) Includes units held by the trustee of the Company's Retirement/401(k) Savings Plan equivalent to the following shares: Mr. Farris -- 16,014; Mr. Plank -- 2,643; Mr. Clark -- 6,132; Mr. Jackson -- 5,673; Mr.
    Price -- 6,345; and all directors and executive officers as a group -- 65,498.

(6) Includes 17,500 shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust, and 6,000 shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 2,800 shares held by Dr. Ferlic's daughters, son and grandchildren, as to which he disclaims beneficial ownership.

(7) Includes 10,868 shares owned by Mrs. Fields.

(8) Includes 3,940 shares owned by Mrs. Kocur.

(9) Includes 243,750 shares issuable upon the exercise of outstanding stock options which are fully exercisable. See "Certain Business Relationships and Transactions."

     The following table sets forth the only persons known to the Company, as of February 28, 1997, to be the owner of more than five percent of outstanding shares of the Company's common stock, according to reports filed with the
Commission:

                                                                   AMOUNT AND
                                                                     NATURE              PERCENT OF
                                                                  OF BENEFICIAL             CLASS
 TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER         OWNERSHIP            OUTSTANDING
 --------------        ------------------------------------       -------------          -----------
Common Stock, par
  value $1.25      Merrill Lynch & Co. Inc......................    8,164,475(1)            9.05
                   World Financial Center, North Tower
                   250 Vesey Street
                   New York, New York 10281
                   FMR Corp.....................................    5,682,955(1)(2)         6.30
                   82 Devonshire Street
                   Boston, MA 02109-3614
                   The Equitable Companies Incorporated.........    4,683,087(3)            5.19
                   787 Seventh Avenue
                   New York, New York 10019

---------------

(1) According to information contained in a Schedule 13G filed with the Commission, dated February 14, 1997.

(2) Does not include 934,117 shares held by Fidelity Management Trust Company ("FMTC") as trustee of the Company's Retirement/401(k) Savings Plan. FMTC is a wholly-owned subsidiary of FMR Corp.

(3) According to information contained in a Schedule 13G filed with the Commission, dated February 12, 1997.

     In February 1990, Bijan Mossavar-Rahmani, former president of Apache International, Inc., was granted 250 shares of Apache International's common stock, representing five percent of the outstanding shares of Apache International, pursuant to the terms of the Apache International Common Stock Award Plan. No voting rights relating to the Company's common stock are associated with such Apache International stock.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, as well as beneficial owners of ten percent or more of the Company's common stock, to report their holdings and transactions in the Company's securities. To the Company's knowledge, based on information furnished to it and contained in reports provided pursuant to
Section 16(a), as well as written representations that no other reports were required, all applicable Section 16(a) filing requirements were complied with during 1996.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Certain biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning Raymond Plank and G. Steven Farris is set forth above under the caption "Information About Continuing Directors."

H. CRAIG CLARK, 40, has been vice president--North American exploration and production since May 1996. He was vice president--domestic production from 1994 to 1996, general manager of the Company's southern division from 1993 to 1994, and production manager of the Company's Gulf Coast Region from 1989 to 1993.

LISA A. FLOYD, 39, has been vice president--technical services since January 1995, having been general manager--technical services since 1994. Ms. Floyd has held positions of increasing responsibility in the reservoir engineering area since joining the Company in 1984.

MARK A. JACKSON, 41, was appointed vice president and chief financial officer in March 1996, having been vice president--finance since May 1994. He was vice president and chief accounting officer of the Company from January 1994 to April 1994, and vice president and controller of the Company from 1988 to 1993. Prior to joining the Company, Mr. Jackson was employed by Maxus Energy Corporation, a Dallas-based oil and gas company, from 1984 to 1988 in various positions, most recently as assistant controller.

ZURAB S. KOBIASHVILI, 54, has been vice president and general counsel of the Company since 1994. From 1991 through 1994, he was with Falcon Seaboard Resources, Inc., a privately-held company involved in the development, construction and operation of electric cogeneration power plants, and in oil and gas exploration and production, initially as a legal consultant and from 1993 as vice president and general counsel. Mr. Kobiashvili was vice president and general counsel for Conquest Exploration Company, Houston, Texas, from 1984 to 1991.

ANTHONY R. LENTINI, JR., 47, has been vice president--public and international affairs since January 1995. Prior to joining the Company, he was vice president of public affairs for Mitchell Energy & Development Corp., The Woodlands, Texas, from 1988 through 1994.

ROGER B. PLANK, 40, was appointed vice president--planning and corporate development in March 1996, having been vice president--corporate planning since 1994. He was the Company's vice president--external affairs from 1993 to 1994, vice president--corporate communications from 1987 to 1993, director--corporate communications from 1985 to 1987, and an investment representative for Apache Programs, Inc., a wholly-owned subsidiary of the Company, from 1981 to 1985. Roger Plank is the son of Raymond Plank.

FLOYD R. PRICE, 47, has been vice president--international exploration and production since December 1994. He served as exploration manager from 1991 to 1994, and geologic manager from 1990 to 1991, for the Company's Midcontinent Region. Prior to that, Mr. Price was vice president of exploration and development from 1988 to 1989, and vice president of midcontinent exploration from 1989 to 1990, for Pacific Enterprises Oil Company, Dallas, Texas.

THOMAS L. MITCHELL, 36, was appointed controller and chief accounting officer in February 1996. He was director of natural gas marketing for the Company from August 1990 through January 1996, and served as accounting manager for the Company's Gulf Coast operations from February 1989 through July 1990. Prior to joining the Company, Mr. Mitchell was a manager with Arthur Andersen & Co., an independent public accounting firm, from 1982 through 1988.

CHERI L. PEPER, 43, was appointed corporate secretary of the Company in May 1995, having been assistant secretary since 1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation (now PanEnergy Corp.) since 1988.

MATTHEW W. DUNDREA, 43, was appointed treasurer in March 1996, having been assistant treasurer since joining the Company in 1994. Prior to that, he was assistant treasurer from 1991 to 1994, manager--cash management from 1986 to 1991, and manager--economic analysis from 1984 to 1986, for Union Texas Petroleum Holdings, Inc., Houston, Texas.

                           SUMMARY COMPENSATION TABLE

     The table below summarizes the annual and long-term compensation paid to the individuals listed below for all services rendered to the Company and its subsidiaries during the last three fiscal years, in accordance with Commission rules relating to disclosure of executive compensation. The persons included in this table are the Company's chief executive officer and the four other most highly compensated executive officers who were serving as executive officers of the Company at year-end 1996.

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                  ANNUAL COMPENSATION          ---------------
                                            --------------------------------       AWARDS
                                                                   OTHER       ---------------
                                                                   ANNUAL        SECURITIES       ALL OTHER
                                            SALARY     BONUS    COMPENSATION     UNDERLYING      COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR     ($)     ($)(1)        ($)        OPTIONS/SARS(#)       ($)
    ---------------------------      ----   -------   -------   ------------   ---------------   ------------
Raymond Plank......................  1996   750,000   405,900          0           44,800(2)       112,464(3)
  Chairman of the Board and          1995   650,016   187,200          0           40,000(2)       120,422(3)
  Chief Executive Officer            1994   614,588   353,500          0           30,000(2)       107,495(3)

G. Steven Farris...................  1996   450,000   243,500          0           26,900(2)        66,096(3)
  President and Chief                1995   350,016   100,800          0           21,000(2)        61,274(3)
  Operating Officer                  1994   281,253   160,600          0           65,000(2)        43,852(3)

Mark A. Jackson....................  1996   222,708   119,600          0           32,600(2)        35,377(3)
  Vice President and                 1995   195,000    72,100          0            8,000(2)        35,736(3)
  Chief Financial Officer            1994   180,000   102,800          0            7,600(2)        31,032(3)

H. Craig Clark.....................  1996   195,000   120,000          0           26,400(2)        38,400(3)
  Vice President, North American     1995   182,500   125,000          0            8,500(2)        35,100(3)
  Exploration and Production         1994   165,125   110,000          0            7,000(2)        51,159(4)

Floyd R. Price.....................  1996   187,500   130,000      2,246(5)        41,200(2)        59,041(6)
  Vice President, International      1995   175,000   120,000      4,047(5)         8,000(2)        54,898(7)
  Exploration and Production         1994   143,417    90,000          0            7,000(2)        28,120(3)

---------------

(1) Includes amounts awarded under the Company's incentive compensation plan for performance in the year indicated.

(2) Shares of the Company's common stock subject to options awarded during 1996, 1995 and 1994. Such stock options were granted on July 11, 1996, April 29, 1996, April 22, 1996, March 14, 1996 and August 23, 1995 under the terms of the 1995 Stock Option Plan (the "1995 Plan"), and on December 8, 1994 and May 5, 1994 under the terms of the 1990 Stock Incentive Plan. There were no adjustments or amendments during the last fiscal year to the exercise price of stock options previously granted to any of the named executive officers.

(3) Represents Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan.

(4) Includes $31,544 in Company contributions under the Company's
    Retirement/401(k) Savings Plan; and $19,615 for accrued, unused vacation.

(5) Reimbursement for the payment of taxes on all reimbursed relocation expenses and relocation payments.

(6) Includes $36,900 in Company contributions under the Company's
    Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; and $22,141 in aggregate relocation and temporary living expenses reimbursed in connection with move to Houston, Texas.

(7) Includes $33,072 in Company contributions under the Company's
    Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; $11,225 in aggregate relocation and temporary living expenses reimbursed in connection with move to Houston, Texas; and $10,601 for accrued, unused vacation.

                            OPTION/SAR GRANTS TABLE

     The table below provides supplemental information relating to the Company's grants of options during 1996 to the executive officers named in the Summary Compensation Table above, including the relative size of each grant, and each grant's exercise price and expiration date. There were no stock appreciation rights ("SARs") granted during the last fiscal year. Also included in compliance with Commission rules on disclosure of executive compensation is information relating to the estimated present value of the options granted, based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the option values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                             --------------------------------------------------------
                              NUMBERS OF      PERCENT OF
                              SECURITIES        TOTAL
                              UNDERLYING     OPTIONS/SARS     EXERCISE
                             OPTIONS/SARS     GRANTED TO      OR BASE                     GRANT DATE
                               GRANTED       EMPLOYEES IN      PRICE       EXPIRATION      PRESENT
           NAME               (#)(1)(2)      FISCAL YEAR     ($/SH)(3)        DATE       VALUE($)(4)
           ----              ------------    ------------    ---------     ----------    -----------
Raymond Plank..............    44,800/0         2.21/0         34.000      7/11/2006       577,562
G. Steven Farris...........    26,900/0         1.32/0         34.000      7/11/2006       346,795
Mark A. Jackson............    25,000/0         1.23/0         25.750      3/14/2006       238,175
                                7,600/0         0.37/0         34.000      7/11/2006        97,979
H. Craig Clark.............    20,000/0         0.98/0         28.375      4/22/2006       208,860
                                6,400/0         0.32/0         34.000      7/11/2006        82,509
Floyd R. Price.............    35,000/0         1.72/0         29.500      4/29/2006       382,830
                                6,200/0         0.31/0         34.000      7/11/2006        79,930

---------------

(1) There were no SARs granted during 1996. There were no adjustments or amendments during 1996 to the exercise price of stock options previously granted to any of the named executive officers.

(2) Number of shares of the Company's common stock subject to options granted July 11, 1996, April 29, 1996, April 22, 1996 and March 14, 1996, under the terms of the 1995 Plan. Options are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery of already-owned shares of the Company's common stock. Options granted under the 1995 Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. If there is a change in control of the Company, the stock option plan committee may accelerate the exercise date of any outstanding options; make any outstanding options fully vested and exercisable; grant a cash bonus award to any participant in an amount necessary to pay the exercise price of all or any portion of the options then held by the participant; pay cash to any or all participants (in exchange for the cancellation of their outstanding options) in an amount equal to the difference between the exercise price of the options and the greater of the tender offer price for the underlying stock or the fair market value of the stock on the date of the cancellations, or make any other adjustments or amendments to the outstanding options.

     A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company's outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company's voting securities, the

                                         (footnotes continued on following page)

     Company's board of directors by majority vote designates the person, partnership or corporation as an approved acquirer and resolves that a change in control will not have occurred.

(3) Based on the closing price per share of the Company's common stock on the date of grant, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System.

(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options, using the following assumptions:
    volatility -- 32.73 percent; risk free rate of return -- 6.69 percent; dividend yield -- 0.82 percent; and expected option life -- five years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The table below provides supplemental information relating to the value realized upon the exercise of stock options during the last fiscal year by the executive officers named in the Summary Compensation Table above and the number and intrinsic value of stock options held at year-end. Year-end values are based arbitrarily on the closing price of the Company's common stock for December 31, 1996, do not reflect the actual amounts, if any, which may be realized upon the future exercise of remaining stock options, and should not be considered indicative of future stock performance.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                        NUMBER OF          VALUE OF
                                                                       SECURITIES         UNEXERCISED
                                                                       UNDERLYING        IN-THE-MONEY
                                                                       UNEXERCISED       OPTIONS/SARS
                                                                      OPTIONS/SARS         AT FY-END
                                                                     AT FY-END(#)(3)    ---------------
                                SHARES ACQUIRED                      ---------------     EXERCISABLE/
                                  ON EXERCISE      VALUE REALIZED     EXERCISABLE/       UNEXERCISABLE
             NAME                   (#)(1)             ($)(2)         UNEXERCISABLE        ($)(3)(4)
             ----               ---------------    --------------    ---------------    ---------------
Raymond Plank..................     35,000            577,500         58,750/101,050    489,375/506,025
G. Steven Farris...............     39,500            720,563          45,250/77,650    373,219/443,669
Mark A. Jackson................      5,000            110,000          44,800/44,400    719,975/338,525
H. Craig Clark.................          0                  0          14,500/37,150    178,390/228,716
Floyd R. Price.................          0                  0          15,625/51,575    203,375/289,475

---------------

(1) Number of shares with respect to which stock options were exercised during 1996.

(2) Fair market value on date of exercise minus the exercise price of stock options.

(3) There were no SARs settled or outstanding at any time during the last fiscal year for any of the named executive officers.

(4) Based on the closing price of $35.125 per share of the Company's common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 31, 1996.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                    ESTIMATED FUTURE PAYOUTS
                                                              UNDER NON-STOCK PRICE-BASED PLANS(2)
                                                           -------------------------------------------
                                                                                      $50 AND $60
                            NUMBER OF     PERFORMANCE OR    $50 THRESHOLD(3)         THRESHOLDS(4)
                             SHARES,          OTHER            (THRESHOLD)         (TARGET/MAXIMUM)
                              UNITS        PERIOD UNTIL         ($ OR #)               ($ OR #)
                             OR OTHER     MATURATION OR    -------------------   ---------------------
          NAME             RIGHTS(#)(1)       PAYOUT        $(5)     # SHS (6)     $(5)      # SHS (6)
          ----             ------------   --------------   -------   ---------   ---------   ---------
Raymond Plank............     67,500          (1)(2)       450,000    21,000     1,125,000     47,250
G. Steven Farris.........     40,500          (1)(2)       270,000    12,600       675,000     28,350
Mark A. Jackson..........     20,700          (1)(2)       138,000     6,440       345,000     14,490
H. Craig Clark...........     17,550          (1)(2)       117,000     5,460       292,500     12,285
Floyd R. Price...........     17,100          (1)(2)       114,000     5,320       285,000     11,970

---------------

(1) Conditional grants made October 31, 1996, under the terms of the 1996 Share Price Appreciation Plan. Benefits will become payable pursuant to these grants only if (i) the 1996 Share Price Appreciation Plan is approved by the Company's shareholders, and (ii) the Company's common stock attains price thresholds based on $50 and $60 per share, respectively, prior to January 1, 2000. Payment of benefits is further subject to the condition that the recipient has remained continuously employed full-time with the Company from the original date of grant through one or more of three vesting dates: the date of attainment of the relevant price threshold, and the dates 18 months and 36 months following such date. One-third of the benefits is payable on each of the three vesting dates. See "Approval of the 1996 Share Price Appreciation Plan (Proposal No. 2 on Proxy Card)" for the material terms of the plan and these awards.

(2) No benefits will become payable if neither the $50-per-share nor the $60-per-share price thresholds are attained prior to January 1, 2000.

(3) These cash amounts and shares are inclusive of the benefits payable upon attainment of the $50-per-share price threshold prior to January 1, 2000.

(4) These cash amounts and shares are inclusive of the benefits payable upon attainment of the $50-per-share and $60-per-share price thresholds prior to January 1, 2000.

(5) The amount of cash is equal to 30 percent of the amount of benefits payable (subject to increase to no more than 50 percent, with a corresponding decrease in the percentage of benefits payable in shares).

(6) The number of shares issuable is equal to 70 percent of the amount of benefits payable (subject to decrease to no less than 50 percent, with a corresponding increase in the percentage of benefits payable in cash), divided by $50 per share and $60 per share, respectively.

                           THE MANAGEMENT DEVELOPMENT
                       AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     This report is issued by the management development and compensation committee of the board of directors to set out the executive compensation policies and programs of the Company.

     The objective of the Company's executive compensation program is to attract and retain executives capable of leading the Company in a complex, competitive and changing industry. A capable, highly-motivated senior management is an integral part of the Company's continued success. The Company's financial performance is in large part due to the talent and efforts of the Company's executive officers. The program ties a significant portion of executive compensation to the Company's success, and is primarily comprised of a base salary, an incentive bonus, and a long-term incentive component.

                                  BASE SALARY

     The committee believes that the most effective way to compete in the executive labor market is to offer executives a competitive base salary. To achieve this balance, the committee analyzes each executive's compensation using a four-step process. First, the key executive positions within the Company are defined carefully in terms of scope and responsibility, job complexity, knowledge and experience required, and other relevant factors. Second, the positions are ranked internally on the basis of these definitions to establish a logical relationship among them. Third, the committee identifies the Company's direct competitors which it believes share comparable operations, employee composition, and capitalization, and obtains comparative compensation data about the identified companies from independent, national executive compensation consultants with expertise in salary and incentive plan structure. Finally, easily-compared positions are priced in terms of salary ranges by reviewing the comparative industry data and other surveys, to establish relative salary ranges for all key executive positions in the Company. Base salaries are targeted to fall within the 50th to 75th percentiles of executive salaries paid by comparable companies, and for 1996 they generally correspond to that range. The committee sets each executive's salary within this range, taking into account the individual's contribution to the Company's success, how well the individual's responsibilities are fulfilled, the individual's specific performance, growth in qualifications for the individual's job, and other relevant aspects of performance.

     Base salaries of all executives are generally reviewed every 12 to 24 months. Salary adjustments are made within updated, market-confirmed salary ranges according to the committee's assessment of the executive's individual performance and the performance of the Company as a whole. However, changes in the circumstances of a particular executive can prompt an interim compensation adjustment. In 1995, the committee retained the services of an outside compensation consultant, who was proposed by management and approved by the committee, to review the base salaries of the Company's executives and confirm that the salaries correspond to the 50th to 75th percentile target ranges of comparable companies. Such review included comparative data from part but not all of the companies comprising the Secondary Oils Index reflected in the stock performance chart set forth below, as some of those companies have integrated operations or operate in diversified industries. Based on the factors discussed above and taking into consideration the outside consultant's October 1995 report on their review, eight of the Company's officers received increases in compensation during 1996 to reflect market changes and increased responsibilities resulting from internal corporate restructuring. Each of the executives named in the Summary Compensation Table received an increase in base salary during 1996.

                                INCENTIVE BONUS

     Executives are eligible to receive an annual incentive bonus tied directly to the Company's annual financial performance and achievement of the executive's personal objectives. In the early months of each year, the committee establishes specific annual corporate performance factors, and the executive officers submit personal goals relating to cost reduction, operational improvements or other objectively determinable goals. Personal goals must be approved by the executive's superior and the committee as a whole. Corporate performance factors are approved by both the committee and the full board of directors. In 1996, 75 percent of each executive's bonus depended upon the Company's achievement of the specified corporate performance factors, with intermediate factors ranging from zero if the minimum factors established were not met, to 125 percent if the maximum performance factors were achieved. The remaining 25 percent of each executive's bonus depended upon the percentage of the executive's personal goals which were successfully accomplished, as well as the Company's achievement of the corporate performance factors. The Company's incentive compensation plans effectively correlate a large portion of executive compensation to predetermined, objectively determinable financial and managerial goals designed to translate into shareholder value. Committee policy provides for bonuses targeted at 50 percent of each executive's base salary, subject to corporate performance.

     Executive bonuses paid in 1997 were based on management's achievement during 1996 of the corporate performance factors established by the committee relating to earnings per share, cash flow per share, ratio of debt to total capitalization, and other performance-related measures. The committee set the performance factors for an achievement level of 100 percent as follows: $.75 per share for earnings per share; $5.10 per share for cash flow per share; finding costs of $5.20 or less per barrel of oil equivalent ("boe"); a ratio of debt to total capitalization of less than 50 percent; and reduction of annualized general and administrative costs to $97 million or less. The Company reported earnings of $1.42 per share, cash flow of $5.86 per share, and finding costs of $5.44 per boe. At year-end 1996, the Company's balance sheet reflected a debt to total capitalization ratio of 45 percent, and annualized general and administrative costs at year-end 1996 were $88.5 million. Management's achievement of these corporate performance factors during the year represented attainment of 109.6 percent of the corporate performance factors.

     In addition to the Company's regular incentive compensation plan, the committee may elect to award a special achievement bonus to an executive officer who has rendered services during the year that substantially exceed those normally required. Special achievement bonuses reflect the committee's decision to reward any executive who, through extraordinary effort, has substantially benefited the Company and its shareholders during the year. The bonuses are awarded only in exceptional circumstances and are in amounts relative to the benefit provided to the Company. No special achievement bonuses were awarded or paid during 1996 to any executive officers.

                              LONG-TERM INCENTIVE

     Long-term incentives in forms relating to the Company's common stock serve to align the interests of executive officers with the Company's shareholders by tying a significant portion of each executive's total long-term compensation to the continued growth of the Company and appreciation of its common stock. In 1996, the Company's executives received stock option grants under the Company's 1995 Stock Option Plan and, subject to shareholder approval, conditional grants under the 1996 Share Price Appreciation Plan. The grants to the Company's officers named in the Summary Compensation Table presented above are reflected in the Option/SAR Grants Table and in the Long-Term Incentive Plans Awards Table.

     Stock options and conditional grants awarded to executives are proportionate to each executive's base salary and benefit them only if shareholders also benefit from appreciating stock prices. Individual stock option grants are targeted at the 50th percentile of similar plans maintained by comparable companies, taking into account options previously granted, vest over four years, and have an exercise price equal to the per share closing price of the Company's common stock on the date of grant. Conditional grants are intended to provide specific individual incentives to focus on achieving significant share price appreciation for the balance of the decade. Benefits are payable under the conditional grants only if (i) the 1996 Share Price Appreciation Plan is approved by the Company's shareholders, and (ii) the Company's common stock attains price goals based on $50 and $60 per share, respectively, prior to January 1, 2000. See "Approval of the 1996 Share Price Appreciation Plan (Proposal No. 2 on Proxy Card)".

                            CHIEF EXECUTIVE OFFICER

     Raymond Plank, the Company's chief executive officer, directs Apache's intensive, on-going programs to monitor, analyze and respond creatively to the changes and new requirements in the oil and gas industry. His activities include leadership in implementing the Company's capital expenditure programs, and maintenance of sound business relationships with the management of many of the nation's large oil and gas companies. These relationships are important to Apache's strategic alliances and the Company's acquisition approach, which emphasizes privately negotiated transactions that develop and achieve mutual business benefits. Mr. Plank has also been responsible for the Company's developing interest and successful exploration efforts going forward in international areas such as Egypt, Australia, Indonesia, China, and the Ivory Coast. As an active chief executive, he oversees all of the Company's major business units and guides and develops Apache's senior management. Reporting directly to Mr. Plank are the president, the vice president and chief financial officer, and the vice president and general counsel.

     Mr. Plank's base salary, incentive bonus and long-term incentives are determined in the same manner as is the compensation for the Company's other executive officers and are reflected in the Summary Compensation Table above. His last base salary adjustment was effective January 1, 1996; and his bonus paid in 1997 was based on the Company's 1996 performance, as discussed above. Mr. Plank, as the Company's most senior executive officer, prepares his personal goals with the consultation of the committee, and periodically reports to the committee on his progress toward the achievement of those goals. Mr. Plank's employment agreement prohibits the reduction of his salary below a specified amount. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     Mr. Plank's 1996 base salary was within the committee's percentile targets and took into account the following: Mr. Plank's active role in the Company's management and leadership of successful acquisitions; the Company's financial performance during 1995; the challenges and expectations for the Company in 1996; Mr. Plank's recognized stature as a spokesman for the oil and gas industry; and his role as a Company founder and 42 years of service as the Company's senior executive officer. Mr. Plank's bonus represented 99 percent of his eligible bonus amount under the incentive compensation plan, reflecting the Company's overall achievement of 109.6 percent of corporate performance factors and the achievement of 95 percent of his personal goals.

                   OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA") imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its four most highly compensated executive officers (other than the chief executive officer). In December 1995, the Internal Revenue Service issued final regulations implementing the legislation, with the regulations effective as of January 1, 1994. Certain performance-based compensation is specifically exempt from the limit if it meets the requirements contained in these final regulations. The committee continues to review the Company's compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company's compensations plans, if any, are appropriate. The Company anticipates no significant loss of deductibility attributable to compensation paid or accrued in 1996.

     Grants of stock options made under the Company's 1990 Stock Incentive Plan or under the Company's 1995 Stock Option Plan qualify as "performance-based" under the regulations. If the 1996 Share Price Appreciation Plan is approved by the Company's shareholders, the conditional awards made under that plan will also qualify as performance-based. The Company's existing incentive compensation plans and special achievement bonuses do not currently meet the requirements of the regulations, although they are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company's goals, which in turn enhances shareholder value. While the committee cannot predict with certainty how the Company's compensation policies may be further impacted by OBRA, it is anticipated that executive compensation paid or accrued pursuant to any of the Company's compensation plans which do not meet the requirements of the regulations will not result in any significant loss of tax deductions in the foreseeable future.

                                    SUMMARY

     According to information provided to the committee in October 1995 by its independent compensation consultant, the amount of the Company's cash compensation paid to all of its executive officers during 1996 was in approximately the 70th percentile of all comparable companies. As shown on the Performance Graph following this report, the shareholders have enjoyed a rewarding cumulative annual return over the last five years, with the Company's common stock outperforming both the Dow Jones Secondary Oil Stock Index and the Standard & Poor's Composite 500 Stock Index. These are visible measures of management's enhancement of shareholder value. Viewed in light of the Company's performance, the committee believes that its current executive compensation policy is successful in providing shareholders with talented, dedicated executives at competitive compensation levels.

March 10, 1997                              Management Development and
                                            Compensation Committee

                                            Frederick M. Bohen
                                            Virgil B. Day
                                            John A. Kocur
                                            Joseph A. Rice

                               PERFORMANCE GRAPH

     The following stock price performance graph is included in accordance with the Commission's executive compensation disclosure rules and is intended to allow shareholders to review the Company's executive compensation policies in light of corresponding shareholder returns, expressed in terms of the appreciation of the Company's common stock relative to two broad-based stock performance indices. The information is included for historical comparative purposes only and should not be considered indicative of future stock performance. The graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Standard & Poor's Composite 500 Stock Index and of the Dow Jones Secondary Oils Stock Index from December 31, 1991 through December 31, 1996.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                              S & P'S       DJ SECONDARY
                               APACHE      COMPOSITE 500    OILS STOCK
YEAR ENDED DECEMBER 31,      CORPORATION     STOCK INDEX       INDEX
1991                             100             100             100
1992                             120             108             101
1993                             151             118             112
1994                             164             120             108
1995                             195             165             125
1996                             235             203             154

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Raymond Plank serves the Company under an employment agreement entered into in December 1975, amended and restated in December 1990, and amended in April 1996. The agreement has an undefined term and is terminable at will by the Company's board of directors. Mr. Plank's annual compensation under the agreement is determined by the board of directors, but may not be less than $450,000. If his service as director and chief executive officer is terminated by the board of directors, Mr. Plank will serve as advisor and consultant to the Company for the remainder of his life at annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental and vision benefits for himself, his spouse and his eligible dependents during the remainder of his life. Pursuant to the agreement, and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank which pays $31,500 annually until 2008. Mr. Plank has agreed not to render service to any of the Company's competitors for the entire period covered by the agreement. Upon Mr. Plank's death, a total of $750,000 shall be paid to (i) his designee in equal monthly installments over ten years, or (ii) if he has made no designation, in a lump sum to his estate.

     Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which he receives a current annual salary of $450,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris' employment is terminated without cause, or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (i) an amount equal to his base salary as it existed 60 days prior to termination and (ii) 50 percent of the maximum amount for which he qualified under the Company's incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris' death during the 36-month period, the amounts described above shall be paid to his heirs or estate. Mr. Farris has agreed not to render service to any of the Company's competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

     In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the officers named in the Summary Compensation Table, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued medical and health benefits from the Company for up to two years, if their employment is terminated as a result of a "change in control" of the Company, as defined in the plan.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Frederick M. Bohen, Virgil B. Day, John A. Kocur and Joseph A. Rice served on the management development and compensation committee of the Company's board of directors for the past fiscal year.

     Mr. Kocur, a member of the committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur and his spouse receive health, dental and vision benefits throughout his life.

                CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

     The law firm of Vedder, Price, Kaufman, Kammholz & Day ("Vedder, Price") was retained by the Company during 1996 to provide certain legal services and was paid approximately $50,000 by the Company during 1996. Virgil B. Day, a member of the Company's board of directors, is a senior partner of Vedder, Price.

     George D. Lawrence Jr., nominee for re-election to the Company's board of directors and the former president and chief executive officer of The Phoenix Resource Companies, Inc. ("Phoenix"), joined Apache's board in conjunction with the Company's acquisition of Phoenix, an oil and gas company operating primarily in the Arab Republic of Egypt, by a merger (the "Merger") on May 20, 1996 through which Phoenix became a wholly-owned subsidiary of Apache. Merger consideration totaled $396.3 million, consisting of approximately 12,190,000 shares of the Company's common stock valued at $26.00 per share, $14.9 million of net value associated with Phoenix stock options assumed by Apache, and $64.5 million in cash.

     Upon consummation of the Merger, Apache assumed certain Phoenix stock options that remained outstanding on May 20, 1996. Such options include those granted to Mr. Lawrence pursuant to Phoenix's 1990 Employee Stock Option Plan exercisable for a total of 243,750 shares of Apache common stock at prices ranging from $3.46 to $24.83 per share.

     One of Phoenix's principal assets is its interest in the Qarun oil and gas concession, located in the Western Desert of Egypt, for which Phoenix is operator and in which Apache also is a participant. For the portion of 1996 prior to the Merger, the Company received approximately $3,038,100 for its proportionate share of revenues and paid approximately $5,766,600 for its proportionate share of capital expenditures and approximately $416,400 for its proportionate share of operating costs relating to the Qarun concession.

     In the normal course of business, Apache paid to Maralo, Inc. ("Maralo") during 1996 approximately $238,300 for Apache's proportionate share of drilling and workover costs and routine expenses relating to 16 oil and gas wells in which Apache owns interests and for which Maralo is operator, and the Company received approximately $309,700 in 1996 for its proportionate share of revenues from such wells, of which approximately $49,300 was paid directly to Apache by Maralo or related entities. During 1996, Apache paid approximately $5,200 to Maralo relating to four oil and gas wells in which Maralo owns royalty interests and for which the Company is operator. Mary Ralph Lowe, a member of the Company's board of directors, is president, chief executive officer and sole shareholder of Maralo.

     Mr. Roger B. Rice, the Company's former vice president-human resources and administration, resigned in October 1996, and subsequently entered into an agreement to serve the Company in a non-executive, consulting capacity through June 1998. He received a non-refundable payment of $70,000 in January 1997, and will receive $190,000 per year for the term of the agreement, or an aggregate of approximately $355,000. In addition, Mr. Rice (i) receives medical, dental, vision, life insurance and disability benefits through June 1998, on the same terms as are extended to the Company's executives, and (ii) was granted SARs in January 1997 relating to 17,425 shares of Apache's common stock at SAR prices ranging from $26.625 to $34.00.

                                  APPROVAL OF
                     THE 1996 SHARE PRICE APPRECIATION PLAN

                         (PROPOSAL NO. 2 ON PROXY CARD)

     The board of directors recommends that the shareholders of the Company approve the 1996 Share Price Appreciation Plan (the "Share Appreciation Plan"). The affirmative vote of the holders of a majority of the shares of the Company's common stock present, in person or represented by proxy, and entitled to vote at the annual meeting is required to approve the Share Appreciation Plan.

     The board of directors believes that the Company should focus the energies of its key employees on achieving significant share price appreciation for the balance of the decade by providing for a meaningful compensation program tied to future stock performance. After consideration of a number of alternatives, the board of directors adopted the Share Appreciation Plan on October 31, 1996, subject to approval by shareholders at the next annual meeting, and authorized issuance of up to 2,000,000 shares of the Company's common stock pursuant thereto, subject to adjustment by the stock option plan committee of the board of directors (the "Committee"). The primary purpose of the Share Appreciation Plan is to provide key employees specific individual incentives to work toward attainment of a $60 per share price for Apache common stock prior to January 1, 2000, with an intermediate goal of $50 per share. If either of such prices is attained, the deferred payment of benefits under the Share Appreciation Plan would also add to existing incentives established by the Company's other benefit plans for its key employees to continue in the long-term service of the Company.

     As of the date hereof, conditional grants under the Share Appreciation Plan ("Conditional Grants") have been made by the Committee to 244 officers and key employees of the Company, also subject to shareholder approval. Mr. Plank and Mr. Farris, both of whom serve as executive officers and directors of the Company, are among the recipients of such Conditional Grants. See the New Plan Benefits Table below for information concerning Conditional Grants made under the Share Appreciation Plan to the executive officers named in the Summary Compensation Table.

     The material features of the Share Appreciation Plan are summarized below. However, such description is entirely subject to the detailed provisions of the Share Appreciation Plan included herein as Appendix A.

ADMINISTRATION AND ELIGIBILITY

     The Share Appreciation Plan is administered by the Committee, which is composed of outside, non-employee directors. The Committee selects the employees who will receive Conditional Grants, specifies the amounts thereof, and is authorized to adopt rules, guidelines and practices governing the Share Appreciation Plan and to interpret the provisions of the Share Appreciation Plan and any related agreements. The decisions of the Committee are final. The Share Appreciation Plan empowers the Committee, from time to time until December 31, 1998, unless earlier terminated by the board of directors, to make Conditional Grants to full-time key employees of the Company and its affiliates upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business.

ELEMENTS OF THE SHARE APPRECIATION PLAN

     The Share Appreciation Plan provides that recipients of Conditional Grants will be entitled to receive specified numbers of shares of Apache common stock (payable in stock and cash) if the Company's common stock closes for any ten of 30 consecutive trading days at or above the prices of $50 and $60 per share, respectively, prior to January 1, 2000. (Each of the $50- and $60-per-share trading conditions is herein called a "Price Threshold".)

     The number of shares subject to each outstanding Conditional Grant was determined at the date of grant by the Committee based upon a recipient's annual base salary, as limited by the terms of the Share Appreciation Plan. For the $50-per-share Price Threshold, the number of shares was determined by multiplying a recipient's annual base salary by two, and dividing the product by $50. For the $60-per-share Price Threshold, the number of shares was determined by multiplying a recipient's annual base salary by three, and dividing the product by $60. The Committee, in its discretion, is authorized to reduce future Conditional Grants to pro rate benefits as it deems appropriate. Approximately 30 percent of each Conditional Grant (subject to increase, in the discretion of the Committee, to no more than 50 percent to take into account, among other things, a recipient's tax burdens) will be payable in cash based upon the market value of the stock on the date of payment and the remainder by issuance of shares of Apache common stock (not to exceed, in the aggregate, 2,000,000 shares) with fractional shares being paid in cash. The value of shares on the dates of their respective issuances may, as a result of market price fluctuations, be greater or less than $50 or $60, respectively.

     If neither Price Threshold is attained prior to January 1, 2000, the Conditional Grants will lapse without any benefit having been issued and/or paid to the holders thereof.

     Participants in the Share Appreciation Plan may hold only one Conditional Grant at any time. Issuance and/or payment of the shares and cash will be subject to the condition that the recipient has remained continuously employed full-time with the Company from the date of the Conditional Grant through the dates of vesting, which occur upon attainment of the relevant Price Threshold, and the dates which are 18 months and 36 months following such date, respectively. If all conditions specified in the Share Appreciation Plan and the Conditional Grant have been satisfied, the participant will be entitled to receive on each of such three dates one-third of the total number of shares and/or amount of cash payable as a result of attainment of the applicable Price Threshold. If Conditional Grants are made to foreign citizens or residents, certain additional conditions may be imposed.

     In the event of the retirement, death or disability, of a Conditional Grant recipient following the attainment of a Price Threshold, all benefits will vest immediately, but payment thereof will not be accelerated. If a Conditional Grant recipient ceases to be in the continuous, full-time employment of the Company for any other reason (including discharge with or without cause), all of such recipient's rights to receive future benefits from a Conditional Grant that have not vested shall be forfeited. If employment is terminated for any reason (including discharge, retirement, death or disability) prior to attainment of a Price Threshold, no benefits will thereafter be payable pursuant to that recipient's Conditional Grant. Conditional Grants are generally nontransferable.

     The Committee may, in its sole discretion, adjust the Price Thresholds and the shares authorized for issuance pursuant to the Share Appreciation Plan to take into account any capital restructuring of the Company. In the event of a reorganization, liquidation or a change in control of the Company, the Committee may, in its sole discretion, accelerate the vesting and payment of any Conditional Grant benefits if the relevant Price Threshold has first been attained. A change in control occurs when a person or group acquires more than 20 percent of the Company's outstanding voting securities without first having been approved by the Company's board of directors. The change in control provisions may in certain circumstances discourage a takeover of the Company or make it more difficult or expensive, and may have a similar effect on removal of incumbent management. The change in control provisions are not the result of management's knowledge of any specific efforts to accumulate shares of the Company's common stock or to obtain control of the Company by means of a merger, tender offer, solicitation of proxies or consents or otherwise, nor are they part of a plan to implement a series of anti-takeover measures.

AMENDMENT, MODIFICATION AND TERMINATION OF THE SHARE APPRECIATION PLAN

     The board of directors may at any time terminate, and may from time to time amend or modify the Share Appreciation Plan. No amendment or modification may become effective without approval by the shareholders, if shareholder approval is required by statues or regulations, or if the Company, on advice of counsel, determines that shareholder approval is otherwise necessary or desirable. No amendment, modification or termination will in any manner adversely affect any outstanding Conditional Grant without the consent of the recipient holding the Conditional Grant. Unless earlier terminated, Conditional Grants may be made under the Share Appreciation Plan until December 31, 1998.

FEDERAL INCOME TAX CONSEQUENCES

     The Company has been advised that participants in the Share Appreciation Plan will not be subject to tax upon receipt of a Conditional Grant, and the Company will not be entitled to a federal income tax deduction by reason of a Conditional Grant. When stock and/or cash is issued or paid to a recipient pursuant to a Conditional Grant, the market value of the shares and the amount of cash received will be treated as taxable compensation to the recipient, and the total of such compensation will be subject to applicable tax withholding. The Company will be entitled to a federal income tax deduction equal to the amount of the recipient's taxable compensation.

     The Share Appreciation Plan and the Conditional Grants made thereunder have been structured to qualify as "performance-based" pursuant to the regulations relating to Section 162(m) of the Internal Revenue Code as amended by the Omnibus Budget Reconciliation Act of 1993.

BENEFITS UNDER THE SHARE APPRECIATION PLAN

     The following table provides information concerning Conditional Grants made, subject to shareholder approval, under the Share Appreciation Plan to the executive officers named in the Summary Compensation Table:

                  NEW PLAN BENEFITS -- SHARE APPRECIATION PLAN

                                                           PRICE THRESHOLD(S) ATTAINED
                                                           PRIOR TO JANUARY 1, 2000 (1)
                                               ----------------------------------------------------
                                                  $50 THRESHOLD(2)        $50 AND $60 THRESHOLDS(3)
                                               -----------------------    -------------------------
              NAME AND POSITION                 CASH(4)      # SHS.(5)      CASH(4)      # SHS.(5)
              -----------------                ----------    ---------    -----------    ----------
Raymond Plank................................  $  450,000      21,000      $1,125,000        47,250
  Chairman of the Board and Chief Executive
  Officer
G. Steven Farris.............................     270,000      12,600         675,000        28,350
  President and Chief Operating Officer
Mark A. Jackson..............................     138,000       6,440         345,000        14,490
  Vice President and Chief Financial Officer
H. Craig Clark...............................     117,000       5,460         292,500        12,285
  Vice President, North American Exploration
  and Production
Floyd R. Price...............................     114,000       5,320         285,000        11,970
  Vice President, International Exploration
  and Production
Executive Officer Group(6)...................   1,750,680      81,698       4,376,700       183,821
Non-Executive Director Group(6)..............           0           0               0             0
Non-Executive Officer Employee Group(6)......  12,972,705     605,393      32,431,857     1,362,138

---------------

(1) No benefits will become payable if the $50-per-share Price Threshold is not attained prior to January 1, 2000.

(2) These share and cash amounts are inclusive of the benefits payable upon attainment of the $50-per-share Price Threshold.

(3) These share and cash amounts are inclusive of the benefits payable upon attainment of both the $50-per-share and $60-per-share Price Thresholds.

                                         (footnotes continued on following page)

(4) The amount of cash is equal to 30 percent of the amount of benefits payable (subject to increase, in the sole discretion of the Committee, to no more than 50 percent, with a corresponding decrease in the percentage of benefits payable in shares).

(5) The number of shares issuable is equal to 70 percent of the amount of benefits payable (subject to decrease, in the sole discretion of the Committee, to no less than 50 percent, with a corresponding increase in the percentage of benefits payable in cash), divided by $50 per share and $60 per share, respectively.

(6) Upon issuance of shares and payment of cash pursuant to Conditional Grants, the Company will recognize compensation expense equal to the value of the stock issued on the date the Price Threshold is attained (i.e., $50 or $60, as appropriate) and the actual amount of cash paid.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of the holders of a majority of the shares of the Company's common stock voted, in person or by proxy, and entitled to vote at the 1997 annual meeting is required to approve the Share Appreciation Plan. The Share Appreciation Plan and the Conditional Grants made thereunder are conditional upon and of no force or effect unless the Share Appreciation Plan receives approval by the requisite vote of shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE SHARE APPRECIATION PLAN.

                       1996 PERFORMANCE STOCK OPTION PLAN

     Concurrent with adoption of the Share Appreciation Plan, the board of directors adopted the 1996 Performance Stock Option Plan (the "1996 Option Plan") and authorized issuance of up to 1,300,000 shares of the Company's common stock pursuant thereto. (Implementation of the 1996 Stock Option Plan did not require shareholder approval.) Generally, subject to Committee discretion, employees of Apache who do not receive Conditional Grants under the Share Appreciation Plan may receive options under the 1996 Option Plan. The 1996 Option Plan provides for issuance of options in two categories. First Category Options are for 200 shares of the Company's common stock. Second Category Options are for a number of shares of the Company's common stock calculated to return to the holder, upon exercise at each of $50 per share and $60 per share, respectively, benefits approximately equal in value to their annual base salary (for a total value of approximately two times the holder's annual base salary). All options under the 1996 Option Plan are for a term of ten years and, upon satisfaction of all conditions (including employment), become exercisable nine and one-half years after the date of grant unless exercisability is accelerated. If all conditions are met and the price of the Company's common stock attains the $50-per-share Price Threshold, a portion of the options will become exercisable immediately. The remaining portion of the options becomes exercisable upon attainment of the $60-per-share Price Threshold. Currently, 931 employees hold options granted under the 1996 Stock Option Plan covering a total of 1,060,592 shares of the Company's common stock, which includes 797 employees holding First Category Options covering 159,400 shares, and 134 employees holding Second Category Options covering 901,192 shares.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP was the Company's independent public accounting firm for the fiscal year 1996 and has been selected to continue in that capacity for 1997. Representatives of Arthur Andersen LLP will be present at the annual meeting and will have an opportunity (i) to make a statement if they desire to do so and (ii) to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission and the Company's bylaws. Should a shareholder wish to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the Securities and Exchange Commission, it must be received by the Company's corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400) on or before November 28, 1997.

                                 OTHER BUSINESS

     All items of business intended to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with the best judgment of the proxy holders.

                                          By order of the Board of Directors

                                          APACHE CORPORATION

                                          /s/ C. L. PEPER
                                          -------------------------
                                          C. L. PEPER
                                          Corporate Secretary

     NOTE: Shareholders are requested to complete, sign, date and promptly return the enclosed proxy card, using the postage-paid business reply envelope provided.

                                                                      APPENDIX A

                               APACHE CORPORATION

                       1996 SHARE PRICE APPRECIATION PLAN

                    AS AMENDED AND RESTATED JANUARY 14, 1997
                        EFFECTIVE AS OF OCTOBER 31, 1996

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
Section  1 -- Introduction.........................................................  A-3
         1.1    Establishment......................................................  A-3
         1.2    Purposes...........................................................  A-3
         1.3    Effective Date.....................................................  A-3
Section  2 -- Definitions..........................................................  A-3
         2.1    Definitions........................................................  A-3
         2.2    Headings; Gender and Number........................................  A-4
Section  3 -- Plan Administration..................................................  A-4
Section  4 -- Stock Subject to the Plan............................................  A-5
         4.1    Number of Shares...................................................  A-5
         4.2    Other Shares of Stock..............................................  A-5
         4.3    Certain Adjustments................................................  A-5
Section  5 -- Reorganization or Liquidation........................................  A-5
Section  6 -- Participation........................................................  A-6
Section  7 -- Conditional Grants...................................................  A-6
         7.1    Grants.............................................................  A-6
         7.2    Conditional Grant Agreements.......................................  A-6
                7.2.1  Conditional Grant Terms.....................................  A-6
                7.2.2  Initial Amount Payments.....................................  A-6
                7.2.3  Final Amount Payments.......................................  A-7
         7.3    Termination of Employment, Death, Disability, etc..................  A-7
         7.4    Transferability....................................................  A-8
         7.5    Tax Withholding....................................................  A-8
         7.6    Subsequent Conditional Grant Agreements............................  A-8
         7.7    Stockholder Privileges.............................................  A-8
Section  8 -- Change in Control....................................................  A-8
         8.1    In General.........................................................  A-8
         8.2    Limitation on Payments.............................................  A-9
         8.3    Definition.........................................................  A-9
Section  9 -- Rights of Employees; Participants....................................  A-9
         9.1    Employment.........................................................  A-9
         9.2    Nontransferability.................................................  A-9
Section  10 -- General Restrictions................................................  A-9
         10.1   Investment Representations.........................................  A-9
         10.2   Compliance with Securities Laws....................................  A-10
Section  11 -- Other Employee Benefits.............................................  A-10
Section  12 -- Plan Amendment, Modification and Termination........................  A-10
Section  13 -- Withholding.........................................................  A-10
Section  14 -- Requirements of Law.................................................  A-10
         14.1   Requirements of Law................................................  A-10
         14.2   Federal Securities Laws Requirements...............................  A-10
         14.3   Governing Law......................................................  A-10
Section  15 -- Duration of the Plan................................................  A-11

                               APACHE CORPORATION

                       1996 SHARE PRICE APPRECIATION PLAN

                                   SECTION 1

                                  INTRODUCTION

     1.1 Establishment. Apache Corporation, a Delaware corporation (hereinafter referred to, together with its Affiliated Corporations (as defined in Section
2.1 hereof) as the "Company" except where the context otherwise requires), hereby establishes the Apache Corporation 1996 Share Price Appreciation Plan (the "Plan") for certain key employees of the Company.

     1.2 Purposes. The primary purpose of this Plan is to provide the participating key employees of the Company with added incentives to focus their energies on achieving significant stock price appreciation for the balance of the decade by providing a meaningful stock based performance plan which provides specific incentives to such participants to attain the prices of $50 and $60 per share of Apache Corporation common stock, respectively, before January 1, 2000. Additional purposes of this Plan include the retention of existing key employees and as an additional inducement in the recruitment of talented personnel in a competitive environment.

     1.3 Effective Date. The Effective Date of the Plan (the "Effective Date") shall be October 31, 1996. This Plan and each Conditional Grant awarded hereunder is conditioned on and shall be of no force or effect until the Plan is approved by the stockholders of the Company. The Committee (as defined in Section 2.1 hereof) may award Conditional Grants, the entitlement to which shall be expressly subject to the condition that the Plan shall have been approved by the stockholders of the Company.

                                   SECTION 2

                                  DEFINITIONS

     2.1 Definitions. The following terms shall have the meanings set forth below:

          "Affiliated Corporation" means any corporation or other entity (including but not limited to a partnership) which is affiliated with Apache Corporation through stock ownership or otherwise and is treated as a common employer under the provisions of Sections 414(b) and (c) or any successor section(s) of the Internal Revenue Code.

          "Conditional Grant" means the conditional entitlement, evidenced by an executed Conditional Grant Agreement between the Company and a Participant, to receive all or a portion of an Initial Amount and Final Amount, subject to and in accordance with the provisions of Section 7 and the other provisions of this Plan.

          "Conditional Grant Agreement" has the meaning set forth in Section
     7.1.

          "Base Salary" means, with regard to any Participant, such Participant's base compensation as an employee of the Company at the date of award of a Conditional Grant, without regard to any bonus, pension, profit sharing, stock option, life insurance or salary continuation plan which the Participant either receives or is otherwise entitled to have paid on his behalf.

          "Board" means the Board of Directors of the Company.

          "Committee" means a Committee of the Board, which is empowered hereunder to administer the Plan. The Committee shall be constituted at all times so as to permit the Plan to be administered by "outside directors" (as defined in Section 162(m) or any successor section(s) of the Internal Revenue Code and the regulations promulgated thereunder) and "non-employee directors" (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and may be the Stock Option Plan Committee of the Board, provided it meets the aforementioned requirements.

          "Eligible Employees" means those full-time key employees (including, without limitation, officers and directors who are also employees) of the Company or any division thereof, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business.

          "Fair Market Value" means the closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for a particular date. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

          "Final Price Threshold Date" means the last of any 10 trading days (which need not be consecutive) during any period of 30 consecutive trading days occurring prior to January 1, 2000, but not thereafter, on each of which 10 days the closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System has equaled or exceeded $60 per share. If the above trading criteria is met more than once, the first occurrence shall be deemed to be the Final Price Threshold Date.

          "Final Amount" means with regard to any Participant, such number of shares of Stock (rounded to the nearest full share) which equals three (3) times such Participant's Base Salary divided by $60, which shall be fixed and not subject to adjustment due to market fluctuation.

          "Initial Price Threshold Date" means the last of any 10 trading days (which need not be consecutive) during any period of 30 consecutive trading days occurring prior to January 1, 2000, but not thereafter, on each of which 10 days the closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System has equaled or exceeded $50 per share. If the above trading criteria is met more than once, the first occurrence shall be deemed to be the Initial Price Threshold Date.

          "Initial Amount" means with regard to any Participant, such number of shares of Stock (rounded to the nearest full share) which equals two (2) times such Participant's Base Salary divided by $50, which shall be fixed and not subject to adjustment due to market fluctuation.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

          "Participant" means an Eligible Employee designated by the Committee from time to time during the term of the Plan to receive a Conditional Grant under the Plan.

          "Price Threshold Date" means either the Initial Price Threshold Date or the Final Price Threshold Date, as the context may require.

          "Stock" means the $1.25 par value Common Stock of the Company.

     2.2 Headings; Gender and Number. The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                                   SECTION 3

                              PLAN ADMINISTRATION

     The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select the Participants from among the Eligible Employees, determine and approve the Conditional Grants to be awarded pursuant to the Plan, the time at which such Conditional Grants are to be awarded, and establish such other terms and requirements as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall determine the form or forms of the Conditional Grant Agreements with Participants which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Conditional Grants awarded pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any agreement entered into hereunder, in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

     The Plan is intended to comply with the requirements of Section 162 or any successor section(s) of the Internal Revenue Code ("Section 162") as to any "covered employee" as defined in Section 162, and shall be administered, interpreted and construed consistently therewith. The Committee is authorized to take such additional action, if any, that may be required to ensure that the Plan satisfies the requirements of Section 162 and the regulations promulgated or revenue rulings published thereunder.

                                   SECTION 4

                           STOCK SUBJECT TO THE PLAN

     4.1 Number of Shares. Subject to Section 7.1 and Section 4.3, two million (2,000,000) shares of Stock are authorized for issuance under the Plan in accordance with its terms and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. This authorization may be increased from time to time by approval of the Board and the stockholders of the Company if, in the opinion of counsel for the Company, such stockholder approval is required. Shares of Stock which may be issued pursuant to the terms of the Conditional Grants awarded hereunder shall be applied to reduce the maximum number of shares of Stock remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Conditional Grants are outstanding retain as authorized and unissued Stock and/or Stock in the Company's treasury, at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

     4.2 Other Shares of Stock. Any shares of Stock that are subject to a Conditional Grant which expires, is forfeited, is cancelled, or for any reason is terminated, and any shares of Stock that for any other reason are not issued to a Participant or are forfeited shall automatically become available for use under the Plan.

     4.3 Certain Adjustments. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of a Stock dividend or any other distribution upon such shares payable in Stock, or through a Stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock (hereinafter a "capital restructuring"), then for purposes of determining the entitlement to payments under Section 7, (i) the number of shares authorized for issuance under this Section 4, and (ii) the $50 per share amount and $60 per share amount contained, respectively, in Section 7.2.2(c) and
Section 7.2.3(c) shall be, in each case, equitably and, if deemed appropriate, proportionally adjusted to take into account any capital restructuring. Any adjustment under this Section shall be made by the Committee, whose determination with regard thereto shall be final and binding upon all parties.

                                   SECTION 5

                         REORGANIZATION OR LIQUIDATION

     In the event that the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets or more than 20 percent of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person, or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 8 hereof do not apply, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, as to the Plan and outstanding

Conditional Grants either (i) make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any such outstanding Conditional Grants by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Stock, provided that no additional benefits shall be conferred upon the Participants holding such Conditional Grants as a result of such substitution, or (ii) provided that a Price Threshold Date has occurred, upon written notice to the Participants, the Committee may accelerate the vesting and payment dates of the entitlement to receive cash and Stock under outstanding Conditional Grants so that all such existing entitlements are paid prior to any such event. In the latter event, such acceleration shall only apply to entitlements to cash and Stock payable as the result of the occurrence of the most recent Price Threshold Date and shall not by such acceleration, deem the occurrence of a Price Threshold Date that has not occurred by the date of the notice.

                                   SECTION 6

                                 PARTICIPATION

     Participants in the Plan shall be those Eligible Employees who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement are expected to perform, vital services in the management, operation and development of the Company or an Affiliated Corporation, and significantly contribute, or are expected to significantly contribute, to the achievement of the Company's long-term corporate economic objectives. Upon determination by the Committee that a Conditional Grant is to be awarded to a Participant, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Conditional Grants shall be deemed to be awarded as of the date specified in the granting resolution of the Committee, which date shall be the date of the Conditional Grant Agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any Conditional Grant Agreement, the provisions of the Plan shall govern.

                                   SECTION 7

                               CONDITIONAL GRANTS

     7.1 Grants. Each Participant may be awarded only one Conditional Grant under this Plan. Each Conditional Grant awarded by the Committee shall be evidenced by a written agreement entered into by the Company and the Participant to whom the Conditional Grant is awarded (the "Conditional Grant Agreement"), which shall contain the terms and conditions set out in this Section 7, as well as such other terms and conditions, not inconsistent therewith, as the Committee may consider appropriate.

     7.2 Conditional Grant Agreements. Each Conditional Grant Agreement entered into by the Company and the Participants shall contain at least the following terms and conditions.

     7.2.1 Conditional Grant Terms. Each Conditional Grant Agreement evidencing a Conditional Grant shall entitle the Participant to a conditional payment of cash and issuance of Stock following the occurrence of one or both of the Price Threshold Dates, as set forth below.

          (a) If at any time prior to January 1, 2000, the Initial Price Threshold Date occurs, the Participant may become entitled to receive a portion or all of the Initial Amount payable in accordance with the payment schedule and as otherwise set out in Section 7.2.2.

          (b) If at any time prior to January 1, 2000, the Final Price Threshold Date occurs, the Participant may become entitled to receive a portion or all of the Final Amount payable in accordance with the payment schedule and as otherwise set out in Section 7.2.3.

     7.2.2 Initial Amount Payments. Subject to the provisions of Section 7.3, the Initial Amount shall be payable in increments strictly in accordance with the following schedule.

          (a) The entitlement to receive the first one-third ( 1/3) of the Initial Amount shall vest on the Initial Price Threshold Date and shall be paid by the Company to the Participant within thirty (30) days of the Initial Price Threshold Date in the manner set out in Section 7.2.2(c) below.

          (b) The entitlement to receive the remainder of the Initial Amount shall vest and become payable in equal parts on the dates occurring, respectively, 18 months and 36 months from the Initial Price Threshold Date, in the same proportions and amounts as set forth in Section 7.2.2(c) below. If any of the above dates is not a business day during which the Company is open for business, the date shall be the first business date occurring immediately thereafter.

          (c) Subject to the last sentence of this clause, each of the above payments shall be paid approximately seventy percent (70%) in the form of shares of Stock to be issued to the Participant, with fractional shares rounded down to a full share. The remainder of the Initial Amount, payable at such time, shall not be issuable in shares of Stock but shall be paid in cash based on the Fair Market Value of such shares on the day preceding the payment date. Such cash shall be withheld by the Company to satisfy applicable tax withholding requirements with the remainder, if any, paid in the form of a Company check made to the order of the Participant. The foregoing percentage allocation between Stock and cash may be increased by the Committee, in its discretion, to take into account, among other things, special or additional tax burdens on a Participant but, in no event, shall the portion of any payment payable in cash exceed fifty percent (50%).

          (d) No entitlement shall be payable under this Section 7.2.2 if the Initial Price Threshold Date has not occurred prior to January 1, 2000.

     7.2.3 Final Amount Payments. Subject to the provisions of Section 7.3, the entitlement to receive the Final Amount shall be payable in increments strictly in accordance with the following schedule.

          (a) The entitlement to receive the first one-third ( 1/3) of the Final Amount shall vest on the Final Price Threshold Date and shall be paid by the Company to the Participant within thirty (30) days of the Final Price Threshold Date in the manner set out in Section 7.2.3(c) below.

          (b) The entitlement to receive the remainder of the Final Amount shall vest and become payable on the dates occurring, respectively, 18 months and 36 months from the Final Price Threshold Date, in the same proportions and amounts as set forth in Section 7.2.3(c) below. If any of the aforementioned payment dates is not a business day during which the Company is open for business, the payment date shall be the first business date occurring immediately thereafter.

          (c) Subject to the last sentence of this clause, each of the above payments shall be paid approximately seventy percent (70%) in the form of shares of Stock to be issued to the Participant, with fractional shares rounded down to a full share. The remainder of the Initial Amount, payable at such time, shall not be issuable in shares of Stock but shall be paid in cash based on the Fair Market Value of such shares on the day preceding the payment date. The foregoing percentage allocation between Stock and cash may be increased by the Committee, in its discretion, to take into account, among other things, special or additional tax burdens on a Participant but, in no event, shall the portion of any payment payable in cash exceed fifty percent (50%).

          (d) No entitlement shall be payable under this Section 7.2.3 if the Final Price Threshold Date has not occurred prior to January 1, 2000.

     7.3 Termination of Employment, Death, Disability, etc. Except as set forth below, each Conditional Grant Agreement shall state that each Conditional Grant and the right to receive any payment thereunder shall be subject to the condition that the Participant has remained a full-time employee of the Company from the initial award of a Conditional Grant until the applicable vesting date as follows:

          (a) If the Participant voluntarily leaves the employment of the Company, or if the employment of the Participant is terminated by the Company for cause or otherwise, any portion of any Conditional

     Grant not previously vested in accordance with Sections 7.2.2 and 7.2.3 shall thereafter be void for all purposes.

          (b) If the Participant retires from employment with the Company on or after attaining age 60, the retired Participant, or the person designated in clause (c) in the case of the Participant's death, shall be entitled to receive the payments in Stock and cash in accordance with Section 7.2.2 and 7.2.3, as applicable, provided that (i) such Participant has certified in writing to the Committee his commitment not enter into full-time employment or a consulting arrangement with a competitor of the Company, and (ii) the applicable Price Threshold Date has occurred prior to his last day of employment with the Company. Such retired Participant shall not be entitled to any payment which may arise due to the occurrence of a Price Threshold Date after the effective date of such Participant's retirement. A failure of the Participant to comply with the undertaking of clause (i) above shall void such Participant's right to payments hereunder.

          (c) If the Participant dies, or if the Participant becomes disabled (as determined pursuant to the Company's Long-Term Disability Plan or any successor plan), while still employed, payment in Stock and cash in accordance with Section 7.2.2 and 7.2.3, as applicable, shall be made to the disabled Participant or to those entitled under the Participant's will or by the laws of descent and distribution, provided that the applicable Price Threshold Date has occurred prior to the earlier of such Participant's disability or death. There shall be no entitlement to any payment which may arise due to the occurrence of a Price Threshold Date after the earlier of such Participant's disability or death.

     7.4 Transferability. Each Conditional Grant Agreement shall state that the Conditional Grant awarded thereunder is not transferable by the Participant, except by will or pursuant to the laws of descent and distribution, and that such Conditional Grant is payable during the Participant's lifetime only to him or her, or in the event of the Participant's disability or incapacity, to his or her guardian or legal representative.

     7.5 Tax Withholding. Each Conditional Grant Agreement shall provide that, upon payment of any entitlement under a Conditional Grant, the Participant shall make appropriate arrangements with the Company to provide for the amount of additional tax withholding required by Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state income tax laws.

     7.6 Subsequent Conditional Grant Agreements. Following the award of Conditional Grants in 1996, additional Participants may be designated by the Committee for grant of Conditional Grants thereafter subject to the same terms and conditions set forth above for initial grants except that the Committee, in its sole discretion, may reduce the value of the Initial Amount and/or the Final Amount to which subsequent Participants may become entitled and the applicable Conditional Grants Agreement shall be modified to reflect such reduction.

     7.7 Stockholder Privileges. No Participant shall have any rights as a stockholder with respect to any shares of Stock covered by a Conditional Grant until the Participant becomes the holder of record of such Stock. No adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date on which such Participant becomes the holder of record of such Stock.

                                   SECTION 8

                               CHANGE IN CONTROL

     8.1 In General. In the event of a change in control of the Company as defined in Section 8.3 hereof, then the Committee may, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 12 hereof, take any or all of the following actions assuming the occurrence of a Price Threshold Date: (a) accelerate the vesting and payment dates of the entitlement to receive cash and Stock under any outstanding Conditional Grants so that all existing entitlements become fully payable, which acceleration may be conditional upon the occurrence of subsequent events including, without limitation, a change in control, and may be made irrevocable, either conditionally or unconditionally; (b) pay cash to any or all Participants in exchange for the cancellation of their outstanding Conditional Grants in an amount equal to the cash and the

Fair Market Value of the Stock to which Participants have a conditional entitlement under such Conditional Grants at the date of the cancellation of the Conditional Grants; and (c) make any other adjustments or amendments to the outstanding Conditional Grants as the Committee deems appropriate.

     8.2 Limitation on Payments. If the provisions of this Section 8 would result in the receipt by any Participant of a payment within the meaning of
Section 280G or any successor section(s) of the Internal Revenue Code, and the regulations promulgated thereunder, and if the receipt of such payment by any Participant would, in the opinion of independent tax counsel of recognized standing selected by the Company, result in the payment by such Participant of any excise tax provided for in Sections 280G and 4999 or any successor section(s) of the Internal Revenue Code, then the amount of such payment shall be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax; provided, however, that the Committee, in its sole discretion, may authorize the payment of all or any portion of the amount of such reduction to the Participant.

     8.3 Definition. For purposes of the Plan, a "change in control" shall mean any of the events specified in the Company's Income Continuance Plan or any successor plan which constitute a change in control within the meaning of such plan.

                                   SECTION 9

                       RIGHTS OF EMPLOYEES, PARTICIPANTS

     9.1 Employment. Nothing contained in the Plan or in any Conditional Grant granted under this Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any Affiliated Corporation, or interfere in any way with the right of the Company or any Affiliated Corporation, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the level of the Participant's compensation from the level in existence at the time of the award of a Conditional Grant. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment shall be determined by the Committee at the time.

     9.2 Nontransferability. No right or interest of any Participant in a Conditional Grant granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in a Conditional Grant shall, to the extent provided in Section 7.3 hereof, be transferable by testamentary will or the laws of descent and distribution, and payment of any entitlements due under the Plan shall be made to the Participant's legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

                                   SECTION 10

                              GENERAL RESTRICTIONS

     10.1 Investment Representations. The Company may require a Participant, as a condition of receiving payment under a Conditional Grant, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Conditional Grant for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

     10.2 Compliance with Securities Laws. Each Conditional Grant shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares of Stock subject to such Conditional Grant upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of shares of Stock thereunder, such Conditional Grant may not be payable in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval.

                                   SECTION 11

                            OTHER EMPLOYEE BENEFITS

     The amount of any compensation deemed to be received by a Participant as a result of the payment under a Conditional Grant shall not constitute "earnings" with respect to which any other employee benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

                                   SECTION 12

                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

     The Board may at any time terminate, and from time to time may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the Company's stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary. No amendment, modification or termination of the Plan shall in any manner adversely affect any Conditional Grant theretofore awarded under the Plan, without the consent of the Participant holding such Conditional Grant.

                                   SECTION 13

                                  WITHHOLDING

     The Company's obligations to pay cash and deliver shares of Stock pursuant to the terms of a Conditional Grant shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

                                   SECTION 14

                              REQUIREMENTS OF LAW

     14.1 Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

     14.2 Federal Securities Laws Requirements. If a Participant is an officer or director of the Company within the meaning of Section 16, Conditional Grants awarded hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule(s) promulgated under the Securities Exchange Act of 1934, as amended, to qualify the Conditional Grant for any exemption from the provisions of Section 16 available under such Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant which describes the Conditional Grant.

     14.3 Governing Law. The Plan and all Conditional Grant Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Texas.

                                   SECTION 15

                              DURATION OF THE PLAN

     The Plan shall terminate at such time as may be determined by the Committee, and no Conditional Grant shall be awarded after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight on December 31, 1998. Conditional Grants outstanding at the time of the Plan termination shall continue in accordance with the Conditional Grant Agreement pertaining to such Conditional Grant.

     Dated: January 14, 1997, effective as of October 31, 1996

ATTEST:                                                APACHE CORPORATION

                 /s/ CHERI L. PEPER                                    /s/ G. STEVEN FARRIS
-----------------------------------------------------  -----------------------------------------------------
                   Cheri L. Peper                                        G. Steven Farris
                 Corporate Secretary                           President and Chief Operating Officer

================================================================================

                            NOTICE OF ANNUAL MEETING

                                OF SHAREHOLDERS

                                  MAY 1, 1997

                              AND PROXY STATEMENT

                                 [APACHE LOGO]

                              ONE POST OAK CENTRAL

                       2000 POST OAK BOULEVARD, SUITE 100

                           HOUSTON, TEXAS 77056-4400

                               [RECYCLED PAPER LOGO]  Printed on recycled paper.
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                                     PROXY
                               APACHE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

           The undersigned appoints Raymond Plank, John A. Kocur and Randolph M. Ferlic as Proxies, with the power of substitution, and authorizes them to represent and to vote at the annual meeting of shareholders to be held May 1, 1997, or any adjournment thereof, all the shares of common stock of Apache Corporation held of record by the undersigned on March 13, 1997, as designated below.

         1. Election of directors -- director nominees:

         Frederick M. Bohen, A. D. Frazier, Jr., Stanley K. Hathaway,
            George D. Lawrence Jr. and Joseph A. Rice

                 [ ] FOR all nominees listed          [ ] WITHHOLD AUTHORITY
                     above to vote for all nominees
                     (except as indicated below)

       Instruction: to withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line

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         2. Proposal to approve the Apache Corporation 1996 Share Price
            Appreciation Plan.

         [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

         3. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting.

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       This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND TO APPROVE THE APACHE CORPORATION 1996 SHARE PRICE APPRECIATION PLAN.

       Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.
                                              Dated _______________, 1997


                                              ---------------------------
                                                       Signature

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                                               Signature if held jointly

       PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

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